Exhibit 10.1

Jon S. Corzine

c/o MF Global Holdings Ltd.

717 Fifth Avenue, 9th Floor

New York, NY 10022

August 3, 2010

MF Global Holdings Ltd.

717 Fifth Avenue, 9th Floor

New York, NY 10022

Attn: General Counsel

Dear Laurie:

Reference is made to my employment agreement, dated March 23, 2010 (the “Agreement”). As of the date hereof, I agree and confirm that, pursuant to Section 13(g) of the Agreement, Section 9 of the Agreement, which refers to “Effect of Excise Tax and Limits on Golden Parachute Payments,” shall be deleted in its entirety and replaced with the following:

“9.	Effect of Excise Tax and Limits on Golden Parachute Payments.

(a)    Contingent Reduction of Parachute Payments. If there is a change in ownership or control of MF Global that would cause any payment or distribution by any member of the MF Global Group or any other person or entity to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a “Payment”, and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the “Excise Tax”), then you will receive the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject you to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments is Nonqualified Deferred Compensation, then the reduction shall occur in the manner you elect in writing prior to the date of payment. If any Payment constitutes Nonqualified Deferred Compensation or if you fail to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you, until the reduction is achieved.

(a)    Determination of the Payments. All determinations required to be made under this Section 9, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by MF Global and reasonably acceptable to you (the “Accounting Firm”) which shall provide detailed supporting calculations both to MF Global and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by MF

Global. All fees and expenses of the Accounting Firm shall be borne solely by MF Global. Any determination by the Accounting Firm shall be binding upon MF Global and you. You shall cooperate with any reasonable requests by the MF Global Group in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.”

As a result of this deletion, I understand that I will no longer be entitled to a “Gross-Up Payment” as provided for originally in the Agreement. Except as amended hereby, the Agreement remains in full force and effect.

Very truly yours,

/s/ Jon S. Corzine

Jon S. Corzine

Chief Executive Officer

Accepted and Agreed:

MF GLOBAL HOLDINGS LTD.

By:	/s/ Thomas Connolly
Name:	Thomas Connolly
Title:	Global Head of Human Resources